Exhibit 99.1
Genitope Corporation Announces Financial Results for First Quarter Ended March 31, 2007
FREMONT, Calif.—(BUSINESS WIRE)—May 8, 2007—Genitope Corporation (Nasdaq: GTOP) today reported financial results for the quarter ended March 31, 2007.
Financial Results
For the first quarter of 2007, Genitope Corporation reported total operating expenses of $14.6 million and a net loss of $15.2 million, or $0.42 per share. This compares to total operating expenses of $11.9 million and a net loss of $10.9 million, or $0.33 per share, for the same quarter of 2006. The increase in operating expenses was primarily due to higher staffing levels and other operating costs required to support Genitope’s ongoing preparations to commercialize MyVax® personalized immunotherapy and advance our monoclonal antibody program, as well as recognition of higher depreciation expenses associated with Genitope’s new manufacturing facility and corporate headquarters. The decrease in net interest income reported for the first quarter of 2007 was primarily due to $1.3 million of non-cash interest expense related to our new manufacturing facility and corporate headquarters.
As of March 31, 2007, Genitope Corporation had cash, cash equivalents and marketable securities of $44.5 million, including $2.5 million that secures a letter of credit related to the construction build-out costs of the company’s new manufacturing facility and corporate headquarters and is restricted as to its use. The decrease over the comparable balance at December 31, 2006 of $61.3 million (including $9.6 million that secured letters of credit and was restricted as to its use) was primarily due to operating expenses and the capital expenditures required to complete our new manufacturing facility and corporate headquarters.
2007 Corporate Progress and Outlook
“In February 2007, we disclosed in a filing on a Form 8-k with the Securities and Exchange Commission, updated, blinded progression information on patients from our pivotal phase 3 clinical trial for MyVax® personalized immunotherapy. We are very encouraged by the slowing of the rate of progressions as well as the number of poor prognosis patients remaining in remission. We remain optimistic that the final analysis of our Phase 3 trial will show a statistically significant benefit for the patients receiving MyVax® personalized immunotherapy over the patients receiving the control substance,” said Dan Denney, Jr., Ph.D., Genitope Corporation’s Chairman and Chief Executive Officer.
“Additionally, we are pleased to have completed a public offering of 5.5 million common shares on May 2, 2007, resulting in net proceeds to Genitope of approximately $19.8 million. The net proceeds combined with our existing funds, should provide the capital necessary to continue the development of MyVax® personalized immunotherapy and our monoclonal antibody program into the middle of 2008.”
About Genitope Corporation
Genitope Corporation (Fremont, Calif.) is a biotechnology company focused on the research and development of novel immunotherapies for the treatment of cancer. Genitope Corporation’s lead product candidate, MyVax® personalized immunotherapy, is a patient-specific active immunotherapy based on the unique genetic makeup of a patient’s tumor and is designed to activate the patient’s immune system to identify and attack cancer cells. For more information on the company, please log on to http://www.genitope.com.

Forward-Looking Statements
This news release contains “forward-looking statements.” For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements, including but not limited to statements about the potential of the final analysis of the Phase 3 trial and the adequacy of our capital to continue development of MyVax® personalized immunotherapy and our monoclonal antibody program into the middle of 2008. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Genitope Corporation’s results to differ materially from those indicated by these forward-looking statements, including without limitation, risks related to the progress, timing and results of Genitope Corporation’s clinical trials, difficulties or delays in obtaining regulatory approval, unanticipated expenditures or liabilities, competition from other pharmaceutical or biotechnology companies, the risks of growth and dependence on key personnel, risks relating to the manufacturing of MyVax® personalized immunotherapy, intellectual property matters, and other risks detailed in Genitope Corporation’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2006. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Genitope Corporation undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

GENITOPE CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

			Cumulative
			Period from
			August 15, 1996
	Three Months Ended		(date of inception)
	March 31,		to March 31,
	2007	2006	2007
Operating expenses:
Research and development	$11,820	$8,686	$152,994
Sales and marketing	468	834	10,635
General and administrative	2,277	2,367	28,426

Total operating expenses	14,565	11,887	192,055

Loss from operations	(14,565)	(11,887)	(192,055)

Loss on extinguishment of convertible notes and cancellation of Series E convertible preferred stock warrants	—	—	(3,509)
Interest income (expense), net	(664)	1,025	4,617

Net loss	(15,229)	(10,862)	(190,947)

Dividend related to issuance of convertible preferred shares and the beneficial conversion feature of preferred stock	—	—	(18,407)

Net loss attributable to common stockholders	$(15,229)	$(10,862)	$(209,354)

Basic and diluted net loss per common share attributable to common stockholders	$(0.42)	$(0.33)

Shares used in computing basic and diluted net loss per share attributable to common stockholders	36,052	32,466

GENITOPE CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
UNAUDITED CONDENSED BALANCE SHEETS
(in thousands, except per share and share data)

		December 31,
	March 31, 2007	2006
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$41,979	$51,682
Prepaid expenses and other current assets	4,025	3,312

Total current assets	46,004	54,994

Restricted cash and marketable securities	2,479	9,579
Property and equipment, net	93,076	93,479
Other assets	2,070	2,371

Total assets	$143,629	$160,423

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,093	$5,551
Accrued and other current liabilities	3,821	4,814
Current portion of credit line	1,865	1,662

Total current liabilities	6,779	12,027

Lease financing liabilities — noncurrent	42,807	40,203
Accrued interest — noncurrent	1,738	1,738
Noncurrent portion of credit line	3,542	3,609

Total liabilities	54,866	57,577

Stockholders’ equity
Common stock, $0.001 par value, 65,000,000 shares authorized; Issued and outstanding: 36,053,714 shares at March 31, 2007 and 36,052,685 shares at December 31, 2006	36	36
Additional paid-in capital	298,088	296,962
Deferred stock compensation	(7)	(19)
Accumulated other comprehensive loss	—	(8)
Deficit accumulated during development stage	(209,354)	(194,125)

Total stockholders’ equity	88,763	102,846

Total liabilities and stockholders’ equity	$143,629	$160,423

CONTACT: Investors:
Genitope Corporation
John Vuko, 510-284-3000
IR@genitope.com
or
Media:
Edelman
Marites Cristobal, 323-202-1424
marites.cristobal@edelman.com
SOURCE: Genitope Corporation